SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number Q-2549
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                         Bria Communications Corporation
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              (Exact name of registrant as specific in its charter)

                          8 West 38th Street, 9th Floor
                               New York, NY 10018
                                 (212) 398-7833
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Class A Common Stock
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            (Title of each class of securities covered by this form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule  12g-4(a)(1)(i)    [X]           Rule  12h-3(b)(1)(ii)   [ ]
       Rule  12g-4(a)(1)(ii)   [ ]           Quad Rule 12h-3(b)(2)(i)[ ]
       Rule  12g-4(a)(2)(i)    [ ]           Rule  12h-3(b)(2)(i)    [ ]
       Rule  12g-4(a)(2)(ii)   [ ]           Rule  12h-3(b)(2)(ii)   [ ]
       Rule  12h-3(b)(1)(i)    [ ]           Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date: 79
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         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
ARROW TRANSPORTATION CO. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  December 3, 1998                               BY:/s/ James A. Tilton
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                                                      James A. Tilton
                                                      President